MINERAL PROPERTY

OPTION AGREEMENT

THIS AGREEMENT is dated as of the 26 day of October, 2009.

BETWEEN:

THUNDER BAY MINERALS INC., a company incorporated pursuant to the laws of Alberta with an office at 81039 755 Bonavista Drive SE, Calgary, Alberta T2J 7C9

(“Thunder”)
AND:

SOURCE GOLD CORP., a company incorporated pursuant to the laws of Nevada with an office at Suite 100 – 11245 Valley Ridge Drive, Calgary, Alberta, T3B 5V4.

(“Source”)

WHEREAS:

A. Thunder is the owner of an undivided 100% legal and beneficial interest in those 19 mineral claims located north of Thunder Bay, Ontario, more particularly described in Schedule A to this Agreement (the “Property”);

B.           Thunder has agreed to sell to Source an undivided 50% legal and beneficial interest in the Property on the terms described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the Parties agree as follows:
1.	Definitions and Interpretation

1.1 For the purposes of this Agreement:

“Affected Party” has the meaning set forth in section 12.1;

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Agents” mean servants, employees, agents, workmen and contractors;

“Closing” has the meaning set forth in section 4.5;

“Data” means all information and data, including without limitation, topographical data, which is in digital form and is in the possession or under the control of Thunder or its Affiliates relating to the Property;

“Deed” has the meaning set forth in section 5.1;

“Effective Date” means the date of execution of this Agreement;

“Encumbrances” mean any and all mortgages, pledges, security interests, liens, charges, encumbrances, contractual obligations and claims of others, recorded and unrecorded, registered and unregistered.

“Environmental Laws” means any and all federal, provincial and local laws, statutes, regulations, ordinances, bylaws, orders, permits, licences and approvals currently in effect or subsequently enacted that regulate or provide liabilities or obligations in relation to mining, mine development and mineral exploration or the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Hazardous Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property in relation to the foregoing or otherwise in relation to the protection and preservation of the life, health or safety of persons, or to the protection and preservation of the environment, including but not limited to, air, soil, surface water, ground water, wildlife or personal or real property;

“Environmental Liabilities” means any and all costs, expenses, damages, losses and liabilities of whatsoever kind, direct or indirect, including but not limited, to fines, penalties, settlements, interest, property damage and economic loss and costs and expenses incurred for investigation, study and monitoring and removal, treatment, storage, disposal, remediation, clean-up, abatement, reclamation or other activities, for breach of or failure to comply with, or otherwise suffered or incurred under, or incurred in order to comply with, any and all Environmental Laws, whether statutory, in contract or in tort, including negligence and strict liability, or howsoever otherwise, pertaining to the Property;

“Escrow Agent” has the meaning set forth in section 5.1;

“Escrowed Documents” has the meaning set forth in section 5.1;

“Expenditures” means any and all direct and indirect expenses of or incidental to Operations conducted by or on behalf of Source or its Affiliates together with any and all costs, fees and expenses that may be paid to obtain a NI 43-101 compliant technical report, feasibility, engineering or other studies or reports on or with respect to the Property.  For greater certainty and without limitation, the costs, fees and expenses of recording work for assessment credit under applicable legislation for the benefit of the Property are included in Expenditures.  There shall be added to and included in “Expenditures” a charge for Source’s administrative overhead and corporate, technical and business expenses equal to 9% of all direct and indirect expenses and charges;

“Hazardous Substance” means any substance or material that is or becomes prohibited, controlled or regulated by any federal, provincial, municipal, local or other level of government and any government agency, body, corporation, organization, department, official or authority responsible for administering or enforcing any law and includes any toxic substance, waste and dangerous goods;

“Joint Venture” means the joint venture to be formed between Thunder and Source in respect of the Property (upon payment in full of the Purchase Price) pursuant to the Joint Venture Agreement;

“Joint Venture Agreement” means the joint venture agreement to be entered into between Thunder and Source upon the payment in full of the Purchase Price, substantially in the form attached as Schedule B hereto;

“Losses” mean actual losses, liabilities, damages, injuries, costs or expenses;

“Net Smelter Return Royalty” means the maximum three percent (3.0%) net smelter return royalty in favour of Wheeler provided in the royalty agreement attached as Schedule C;

 “Operations” means any and every kind of work which Source in its sole and absolute discretion elects to do or to have done to conduct mineral exploration of the Property during the Purchase Period;

“OTC BB” means the Over the Counter Bulletin Board

“Party” means either of Source or Thunder; and “Parties” mean both Source and Thunder;

“Person” means any individual, partnership, company, corporation, unincorporated association, person, government or governmental agency, authority or entity howsoever designated or constituted;

“Property” means those claims more particularly described in Schedule “A” hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licences and leases associated therewith, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any mining licence or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including, without limitation, any Property issued to cover any internal gaps or fractions in respect of such ground), and includes any renewals, extensions or replacements thereof; and includes any claims or lands acquired within the area of mutual interest as contemplated in section 15.1;

“Purchase Period #1” means the date hereof through to and including December 31, 2010;

“Purchase Period #2” means January 1, 2011 through to and including December 31, 2011;

“Rule 144” means Rule 144 of the United States Securities Act of 1933 (as amended)

“Shares” mean common shares in the capital of Source;

“Termination Notice” has the meaning set forth in section 14.1;

“Transfer” when used as a verb, means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, directly or indirectly, including through mergers, consolidations or asset purchases.  When used as a noun, "Transfer" shall mean a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, consolidations or asset purchases; and

“Wheeler” means William James Wheeler, President of Thunder.

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	“this Agreement” means this Option Agreement and all Schedules attached hereto;

(b)	any reference in this Agreement to a designated “section”, “Schedule”, “paragraph” or other subdivision refers to the designated section, schedule, paragraph or other subdivision of this Agreement;

(c)	the words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement;

(d)
the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(e)
any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(f)	the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(g)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa and “shall” has the same meaning as the word “will”;

(h)	all references to currency refer to Canadian dollars;

(i)	all references to business days are to days excluding Saturdays, Sundays and banking holidays in the Province of British Columbia; and

(j)
when calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next business day.

1.3 The following are the Schedules to this Agreement, and are incorporated into this Agreement:

               Schedule “A”                               The Property
               Schedule “B”                               Form of Joint Venture Agreement
               Schedule “C”                               RoyaltyAgreement

1.4 Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2.	Representations and Warranties

2.1	Thunder represents and warrants to Source that:

(a)
Thunder is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of Alberta.  Thunder has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder.  Thunder has duly obtained all corporate and all regulatory authorizations for the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Thunder and is valid, binding and enforceable against Thunder in accordance with its terms;

(b)
Thunder is the owner of an undivided 100% legal and beneficial interest in the Property, free and clear of any and all Encumbrances save and except for the Net Smelter Return Royalty.  Thunder has the full power to hold its interest in the Property;

(c)
the Property has been properly staked, located and recorded pursuant to applicable laws and regulations of the Province of Ontario and all mining claims comprising the Property are in good standing and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under such mining claims and all required assessment work, reports, fees and payments have been filed or made and are current;

(d)	there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, there is no basis for such adverse claim or challenge;

(e)
the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of, entitle any Person to a right of termination under, or result in the creation or imposition of any Encumbrance or restriction of any nature whatsoever upon or against the Property or other assets of Thunder, under its constating documents, any contract, agreement, indenture or other instrument to which Thunder is a party or by which Thunder is bound, any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority;

(f)
all taxes and charges with respect to the Property have been paid in full as of the Effective Date.  Subject to the provisions of section 9, no Person has any proprietary or possessory interest in the Property.  Save and except for the Net Smelter Return Royalty, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Property;

(g)
there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the best of Thunder’s knowledge after reasonable inquiry, threatened against or involving the Property or which questions or challenges the validity of this Agreement or any action taken or to be taken by Thunder pursuant to this Agreement or any other agreement or instrument to be executed and delivered by Thunder in connection with the transactions contemplated hereby and Thunder does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation.  Thunder is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Property;

(h)
there are no actual or pending proceedings for, and Thunder is unaware of any basis for, the institution of any proceedings leading to the placing of Thunder in bankruptcy or subject to any other laws governing the affairs of insolvent parties and Thunder’s interest in the Property does not represent all or substantially all of Thunder’s assets and/or undertaking;

(i)
to the best of Thunder’s knowledge after reasonable inquiry, no Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Property by Thunder or any of its Agents.  To the best of Thunder’s knowledge after reasonable inquiry, no claim has ever been asserted and there are no present circumstances which could reasonably form the basis for the assertion of any claim against Thunder for Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Substance;

(j)
there are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Property or relating to environmental matters in respect of the Property or any operations thereon, nor has Thunder received notice of same;

(k)
to the best of Thunder’s knowledge after reasonable inquiry, all previous exploration on the Property has been carried out in accordance with applicable law and sound mining, environmental and business practice.  Thunder has not received notice of any breach, violation or default with respect to the Property.  The prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of Thunder in respect of the Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices;

(l)	Thunder has not received notice of the existence of any condemnation, expropriation or similar proceedings affecting the Property;

(m)
all of the buildings, fixtures and improvements located on the Property or comprising the Property are in good condition and repair, ordinary wear and tear excepted and are usable in the ordinary course of business;

(n)
Thunder has made available to Source all material information in its possession or control relating to the Property and throughout the Purchase Period, Thunder shall continue to make available to Source all information in its possession or control relating to the Property;

(o)
Thunder does not have any information or knowledge of any facts pertaining to the Property or substances thereon or therefrom not disclosed in writing to Source, which if known to Source might reasonably be expected to deter Source from completing the transactions contemplated hereby;

(p)	Thunder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

(q)	there is no Person acting or purporting to act at the request of Thunder who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein.

2.2 At Source’s request Thunder shall take all action reasonably necessary (including judicial proceedings) to pay any outstanding fees, taxes, mortgages or liens against the Property, or remove any doubt from or cure any defect in their title to the Property or the ground covered thereby.  If Thunder fails or refuses to take action, Source may take action in Thunder’s name and Thunder agrees to cooperate with Source in any action taken.  Source may recover from any payments thereafter to become due to Thunder hereunder all costs and expenses (including attorneys’ fees) incurred by Source in any such action, or is no further payments are due, then such payments made by Source shall qualify as Expenditures hereunder.  Any improvement or perfection of title to the Property shall inure to the benefit of Source in the same manner and to the same extent as if such improvement or perfection had been made prior to the execution of this Agreement.  If any third person attacks the validity of any of the claims (or portion thereof) for any reason except Source’s failure to comply with its obligation to pay annual fees and maintain the Property pursuant to this Agreement, Source shall have no obligation to defend the validity of the claims.  If Source elects not to defend the validity of the claims, it shall release and reconvey its interest therein to Thunder, free and clear of liens and encumbrances arising by, through or under Source.

2.3 All payments and Expenditures payable by Source hereunder are based upon Thunder’s warranted ownership of the entire undivided interest in the minerals included within the boundaries of the Property.  If Thunder are found to own less than 100% of the mineral interests, then all payments payable to Thunder hereunder including Royalty payments shall be reduced proportionately.  Such reductions in payments shall not waive or eliminate any other rights or remedies Source may have in connection with the extent of Thunder’s actual interest in the Property.

2.4 The representations and warranties contained in section 2.1 are provided for the exclusive benefit of Source and the correctness of each such representation and warranty is a condition upon which Source is relying upon in entering into this Agreement.  A breach of any one or more of the representations or warranties may be waived by Source in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 2.1 will survive the execution and delivery of this Agreement notwithstanding any independent investigations Source may make.  Thunder agrees to indemnify and hold harmless Source from all Losses actually incurred by Source in connection with a breach of any representation or warranty made by Thunder and contained herein, provided that such representations and warranties shall only have a survival period that terminates two years following: (i) the payment in full of the Purchase Price; or (ii) the termination of this Agreement.

2.5 Source represents and warrants to Thunder that:

(a)	Source is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada;

(b)	Source has full power and authority to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

(c)	Source has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement;

(d)	this Agreement has been duly executed and delivered by Source and is valid, binding and enforceable against Source in accordance with its terms;

(e)	there is no person acting or purporting to act at Source’s request who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein;

(f)
the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of its constating documents or entitle any Person to a right of termination under any contract, agreement, indenture or other instrument to which Source is a party or by which Source is bound or to any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority;

(g)
Source is a "reporting issuer" within the meaning of the  United States Securities Act of 1933 (as amended), is not in default of any requirement of applicable laws and no material change relating to Source has occurred with respect to which a requisite material change report has not been filed and no such disclosure has been made on a confidential basis.  The common shares of Source are listed for trading on the OTC bulletin board;

(h)
no securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of Source and to the best of Source’s knowledge after reasonable inquiry, no such proceeding for such purposes are pending or threatened;

(i)	upon issuance, the Consideration Shares shall be fully paid and non-assessable and shall form part of a class of shares that is listed on the OTC BB, subject to Rule 144; and

(j)
there are no actual or pending proceedings for, and to the best of Source’s knowledge after reasonable inquiry, there is no basis for, the institution of any proceedings leading to the placing of Source in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

2.6 The representations and warranties contained in section 2.5 are provided for the exclusive benefit of Thunder and the correctness of each such representation and warranty is a condition upon which Thunder is relying upon in entering into this Agreement.  A breach of any one or more representations or warranties may be waived by Thunder in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 2.5 will survive the execution and delivery of this Agreement notwithstanding any independent investigations Thunder may make.  Source agrees to indemnify and hold harmless Thunder from all Losses actually incurred by Source in connection with a breach of any representation or warranty made by it and contained herein, provided that such representations and warranties shall only have a survival period that terminates two years following: (i) the exercise of the Option; or (ii) the termination of the Option.

3.	Purchase and Sale

3.1 In consideration of the covenants and agreements of Source herein contained, Thunder hereby agrees to sell, transfer and assign to Source 50% of Thunder’s right, title and interest in and to the Property for and in consideration of Source paying the Purchase Price to Thunder.

3.2 The Purchase Price payable by Source shall be (i) the payment of an aggregate $110,000 (the “Cash Purchase Price”), (ii) incurring Expenditures in the aggregate amount of $1,000,000 on the Property, and (iii) issuing 2,000,000 Shares, as follows:

(a)	Paying a total of $110,000 to Thunder as follows:

(i)
upon execution of this Agreement, Source will pay to Thunder the sum of $50,000, as a non-refundable deposit toward the Purchase Price, in advance of Source commencing its due diligence investigations of the Property as contemplated in section 4.1 below; and

(ii)	on or before December 1, 2009, Source will pay to Thunder the sum of $60,000;

(b)	Source shall incur a minimum of $500,000 of Expenditures on the Property on or before the expiry of the Purchase Period #1;

(c)	Source shall incur a minimum of $500,000 of Expenditures on the Property on or before the expiry of the Purchase Period #2; and

(d)
Subject to section 3.3 below, Source shall allot and issue 2,000,000 Shares to the shareholders of Thunder, which shares shall be subject to the restrictions under Rule 144.  In this regard, Thunder covenants to deliver to Source, on or before 24 hours following the Closing Date, a list of the shareholders of Thunder and instructions as to how the Shares will be issued, registered and delivered to each shareholder.

3.3 Thunder acknowledges that the Shares to be received as part of the Purchase Price will be subject to resale restrictions in accordance with applicable securities legislation and the rules of the OTC BB.

3.4 The Purchase Price will be effectively paid, and the purchase and sale of a 50% interest in the Properety shall be deemed closed and completed when Source has made Expenditures which total $1,000,000 and the 2,000,000 Shares have been issued.  The due date for the making of Expenditures as well as the Purchase Period shall be extended for such time as access to the Property and/or work on the Property is prevented by any condition of Force Majeure as described in section 12.1.

3.5 Notwithstanding anything herein contained and in addition to any other rights Source may have under the circumstances, if exploration and development work intended to be conducted on or for the benefit of the Property is mistakenly conducted outside the boundaries of the Property as a consequence of it being subsequently discovered or determined by survey or otherwise that the Property boundaries are not located where the Parties understood them to be on the Effective Date, such exploration and development work shall constitute Expenditures hereunder and Source shall suffer no forfeiture with respect to any interest earned or to be earned hereunder.

4. Conditions Precedent

4.1 The obligation of Source to consummate the transactions contemplated under this Agreement is subject to the following conditions which are for Source’s sole benefit and may be waived in writing by Source:

(a)	Source will have received all requisite regulatory approvals to the transactions contemplated in this Agreement; and

(b)
Source will be satisfied as to the title to the Property and its due diligence investigations as against Thunder.  Source will have a period of 30 days to complete its due diligence investigations; and shall at any time on or before the expiry of such 30 days notify Thunder as to whether it is (i) satisfied with its investigations and that it will proceed to Closing in accordance with section 4.5 below, or (ii) not satisfied with its investigations and that it will not be proceeding to Closing and that the provisions of section 4.3 below will apply.

4.2               For purposes of Source undertaking its due diligence investigations, Source shall be entitled to: (i) full access to all Data, records, maps, reports, drill core, documents, and files in Thunder’s possession or to which it may have access, relating to the Property (“Property Information”); (ii) complete such field investigations on the Property as Source considers necessary to verify historical work represented as having been done on the Property; and (iii) complete its review and investigation of legal title and ownership of the claims comprising the Property, (collectively the “Due Diligence Review”).

4.3               If Source determines, for any reason, to deem its Due Diligence Review unsatisfactory, it will provide notice to Thunder of the same, at which time (i) Source will return the Property Information to Thunder together with all new information gathered by Source pertaining to the Property within 48 hours of such notice being sent, (ii) Source will remediate any and all disturbances it made to the Property within 30 days of such notice being sent; and (iii) this Agreement will terminate without any liability of further obligation whatsoever on the part of either Party.

4.5               Subject to compliance with the provisions of section 4.1, upon five days notice from Source to Thunder, closing shall occur (the “Closing”) at the offices of Source. On Closing:

(a)	Source and Thunder shall execute and deliver an acknowledgement to the effect that the conditions precedent set forth in section 4.1 have been satisfied; and

(b)
Source shall deliver to Thunder (i) , on or before the date that is 30 days following Closing, a share certificate or certificates (as directed by Thunder) representing the 2,000,000 Shares; and (ii) a cheque, bank draft or wire transfer for $60,000.

4.6               Source and Thunder will use their best efforts to assist each other in obtaining the requisite regulatory approvals required in connection with the execution, delivery and performance of this Agreement.

4.7               prior to paying the portion of the Cash Purchase Price identified in subsection 3.2 (a)(ii), Thunder shall have provided evidence to Source, acting reasonably, that all of the subject claims on the Property are in good standing.

4.7               This Agreement will terminate if the conditions described in section 4.1 are not satisfied on or before 7 days from the Effective Agreement.

5.	Property Title and Joint Venture

5.1 During the Purchase Period, recorded title to the Property shall remain in the name of Thunder.  Notwithstanding the foregoing on Closing, Thunder shall deliver to an independent party to be agreed upon by and acceptable to both Thunder and Source (the “Escrow Agent”) to hold in trust pending payment in full of the Purchase Price or other termination of this Agreement (the “Escrowed Documents”): (i) a duly executed copy of a deed/transfer of a 50% interest in the mineral claims in respect of the Property in registrable or recordable form (the “Deed”) and in content sufficient pursuant to the laws of the Province of Ontario to transfer a 50% undivided interest in the Property to Source free and clear of any and all Encumbrances, subject to the Net Smelter Return Royalty.  The Parties shall also deliver to the Escrow Agent an indemnification agreement, as required by the Escrow Agent, on terms and conditions satisfactory to the Escrow Agent.  The Escrowed Documents shall be held by the Escrow Agent pending either: (i) termination of the Option in accordance with section 14.1, in which case the Deed shall be released and delivered to Thunder and the provisions of section 14.2 will apply; or (ii) upon payment of the Purchase Price in accordance with section 3.2, the Escrowed Documents shall be released to Source, and the Parties shall forthwith execute and deliver the Joint Venture Agreement substantially in the form set out in Schedule “B”.

5.2 During the Purchase Period, Thunder shall not transfer any of its interest in the Property and/or this Agreement other than to Source as provided herein, and shall not grant, create or allow any Encumbrances on the Property.

5.3 Upon Source having performed all of the requirements of section 3.2, Source will have paid the Purchase Price in full and have purchased an undivided 50% legal and beneficial interest in the Property as at such date free and clear of any and all Encumbrances, subject only to the Net Smelter Return Royalty; and Thunder and Source will constitute a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property, and the provisions of the Joint Venture Agreement will then apply.

6.	Property Exploration and Maintenance

6.1 During the Purchase Period Thunder will act as operator, and be entitled to conduct title management and to lead, define the nature of and execute all exploration programs and subsequent phases of development on the Property.

6.2 Thunder shall submit such reports of its exploration activities on the Property to the appropriate governmental authorities as may be required to maintain the Property in good standing during the Purchase Period.

7.	Right of Entry

7.1 Throughout the Purchase Period, Thunder and its Affiliates and Agents shall have the sole, exclusive and immediate right in respect of the Property to:

(a)	enter the Property, to have quiet and exclusive possession of the Property and to act as operator of the Property;

(b)	do such prospecting, exploration, development and/or other mining work on and under the Property so as to incur Expenditures;

(c)	bring erect and install upon the Property such buildings, plant, machinery and equipment as Source may deem necessary or desirable in its sole discretion; and

(d)	remove from the Property all metals and minerals derived from Operations on the Property as may be deemed necessary by Source for assay and testing purposes.

For greater certainty and without limitation, it is understood and agreed that Thunder as operator shall be under no obligation whatsoever to place the Property into commercial production and if the Property is placed into commercial production, Source shall have the right at any time to curtail or suspend such commercial production as Source in its absolute discretion deems advisable.

8. Recording of Agreement

8.1 At all times during the Purchase Period and from and after Closing, Thunder and Source will execute and deliver such additional documentation as legal counsel for Thunder and Source determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that Thunder’s interest in and to the Property is subject to and bound by the terms of this Agreement.

9.	Obligations During Purchase Period

9.1 During the Purchase Period, unless this Agreement is terminated in accordance with subsection 14.1, Source covenants and agrees with Thunder that Source shall:

(a)
provide to Thunder copies of all correspondence and other written communications by Source to and from government authorities with respect to the Property, including without limitation, any default notice given to Source, forthwith on receipt by Source of such correspondence or written communications; and

(b)	provide to Thunder all technical data and any interpretation or reports on such data in its possession relating to the Property.

9.2 During the Purchase Period, unless this Agreement is terminated in accordance with the provisions hereof, Thunder covenants and agrees with Source that it will:

(a)
maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all Encumbrances arising from or out of its activities on the Property;

(b)
do all work on the Property in a good and workmanlike manner and in accordance with sound mining and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including without limitation, those governing safety, pollution and environmental matters;

(c)
deliver to Source within 30 days after receipt by Thunder all engineering and geological reports and assay results in respect of samples taken from the Property (together with reports showing the location from which the samples were taken and the type of samples) and report to Source on a monthly basis in respect of all data relevant to the Property, including without limitation, opinions and field results, provided that Source will indemnify and save Thunder and its Agents harmless with respect to any use made by Source of interpretive data prepared by and received from Thunder; and

(d)
permit Source and its duly authorized representatives, at their own sole risk and expense, access to the Property at all reasonable times and to all records prepared by Thunder in connection with Expenditures.  Such access shall not obstruct or interfere with the operation or activities conducted by Thunder.

10. No Encumbrances Against Property

10.1 During the Purchase Period, neither Source nor Thunder will be entitled to grant, create or allow any Encumbrance of or upon the Property or any portion thereof without the prior written consent of the other Party, which consent may be unreasonably withheld.

11.	Royalties Encumbering Property

11.1 Source acknowledges that the Property is subject to the Net Smelter Return Royalty in favour of Wheeler to be calculated and paid in accordance with Schedule “C”.

12. Force Majeure

12.1 If at any time during the Purchase Period either Party is prevented or delayed in complying with any of the provisions of this Agreement (the “Affected Party”) by reason of strikes, lockouts, labour unrest or shortage, power or fuel shortages, fires, wars, terrorism, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays, title disputes, Native land claims, or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.  Nothing in this section 12.1 or this Agreement will relieve either Party from its obligation to maintain the mineral claims comprising the Property in good standing and to comply with all applicable laws and regulations, including without limitation, those governing safety, pollution and environmental matters.

12.2 The Affected Party will give notice to the other Party of each event of force majeure under section 13.1 within seven days of such event commencing and upon cessation of such event will furnish the other Party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

12.3 Should Source pay any amounts toward settling a title dispute (which it may only do with the consent of Thunder), such amounts will be deducted from and will reduce the next payments due by Source to Thunder pursuant to sections 3.2, or if no payment is then due the same will constitute “Expenditures” hereunder.

13. Confidential Information

13.1 The terms of this Agreement and all information obtained in connection with the performance of this Agreement will be the exclusive property of the Parties hereto and except as provided in section 13.2, will not be disclosed to any third party or the public without the prior written consent of the other Party, which consent will not be unreasonably withheld.

13.2 The consent required by section 13.1 will not apply to a disclosure:

(a)	to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)	to any third party to whom the disclosing Party contemplates a transfer of all or any part of its interest in this Agreement;

(c)	to a governmental agency or to the public which such Party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange; or

(d)
to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such Party or its shareholders or affiliates to meet, in part, its obligations under this Agreement.

14. Default and Termination

14.1               Thunder shall have the right to terminate this Agreement as a result of a breach of section 3.2, subject to section 3.4, on prior written notice to Source (the "Termination Notice"), if, within 60 days after receipt of the Termination Notice, Source shall fail to incur the requisite Expenditures set forth in section 3.2.

14.2               Upon termination of this Agreement the provisions of section 4.3 shall be operative, and Source shall:

(a)
deliver to Thunder all maps, reports, results of surveys and drilling and all other reports of information provided to Source by Thunder, as well as copies of any and all assay plans, diamond drill records, information, maps and other pertinent exploration reports produced by Thunder its Affiliates or its Agents regarding the Property; and

( (c)
deliver a deed of quit claim or other appropriate instrument to Thunder in recordable form whereby Source will acknowledge and agree that it has no interest either legal or equitable in and to the Property.

(

15.           Area Of Mutual Interest

15.1           An area of mutual interest shall exist for all lands within that area being within seven kilometres of the outer boundaries of the Property.  If Thunder acquires any mineral interests within the lands lying within the area of mutual interest, or if it enters into any type of agreement by which such an interest may be earned or otherwise acquired therein, then Thunder shall promptly notify Source of such acquisition or such agreement, and upon Source reimbursing Thunder for its staking, filing and other acquisition costs incurred, this Agreement shall apply thereto, and such lands or interests within the area of mutual interest shall form part of the Property.  Any mineral interest acquired by Thunder in lands outside of the area of mutual interest shall not be subject to the terms hereof, but may be the subject of that separate agreement between the Parties whereby Thunder has agreed to grant to Source a right of first refusal to acquire all mineral property interests acquired by Thunder during the six years following the Effective Date.

16.               Indemnities

16.1               Thunder covenants and agrees with Source (which covenant and agreement will survive the execution, delivery and termination of this Agreement), both before as well as after Closing, to indemnify and save harmless Source, its Agents and Affiliates and their respective officers, directors, employees and representatives from and against:

(a)	any and all Environmental Liabilities which may arise as a result of Operations prior to the start of the Purchase Period; and

(b)
any and all Losses which may be suffered by Source arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property by Thunder or its Agents on or before the Effective Date.

16.2               Source covenants and agrees with Thunder (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless Thunder, its Agents and Affiliates and their respective officers, directors, employees and representatives from and against:

(a)	any and all Environmental Liabilities which may arise as a result of Operations during the Purchase Period; and

(b)
any and all Losses which may be suffered by Thunder arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property by Source from and after the Effective Date and during the Purchase Period.

17.               Relationship and Other Opportunities – General

17.1               The rights, privileges, duties, obligations and liabilities, as between the Parties shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability.  Neither Party is liable for the acts, covenants and agreements of the other Party, except as herein specifically provided.

17.2               Each of the Parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other Party or inviting or allowing the other Party to participate therein.  Neither Party shall be under any fiduciary or other duty to the other Party which shall prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement.  The legal doctrine of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of a Party.

18.               Assignment and Right of First Refusal

18.1               This Agreement and Source’s rights hereunder may be assigned, either in whole or in part, by Source to an assignee provided that:

(a)	Thunder gives its prior written consent to such assignment, which consent not to be unreasonably withheld by Thunder;

(b)	Source at the time of assignment is not in default of any of the obligations, warranties or representations given hereunder or to be performed by it pursuant to this Agreement;

(c)	Source will not be relieved of any duty or obligation hereunder unless Source has assigned its entire interest in this Agreement; and

(d)	each assignee prior to the effective date of the assignment agrees in writing with Thunder to be bound by the terms and conditions of this Agreement.

Thunder shall not be permitted to Transfer any of its rights hereunder or in the Property except as provided in section 18.2 below.

18.2           In the event Thunder wishes to sell, assign or dispose of any entitlement or rights hereunder, or any of its 50% interest in or to the Property, or any of its rights in or to the Royalty, to any other party (a “Third Party”), then and in any and each such event Thunder shall first offer to sell such interest to Source on the same terms as offered to (or by) the Third Party.  Source shall have a period of 45 days to determine if it will acquire such interest, and to provide notice to Thunder of its intentions.  If Source elects to acquire such interest, closing will occur on the same time frame (subject to the additional 45 days noted above) and on the same terms and proposed with the Third Party.

18.3           Should Thunder sell to a Third Party, it will:

(a)	furnish to the Third Party a true copy of this Agreement;

(b)	obtain the Third Party’s written agreement in favour of Source that the Third Party shall be bound by the terms of this Agreement as if it were a party thereto in the place and stead of Thunder; and

(c)
ensure that any agreement between the Third Party and Thunder contains provisions similar to those set forth in this section 9 of this Agreement, to be binding upon the Third Party and any successor or assign, and that such agreement is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

19.               Governing Law

19.1               This Agreement will be construed and in all respects governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

20.               Arbitration

20.1               In the event of any dispute between Thunder and Source with respect to this Agreement or any matter governed by this Agreement which Thunder and Source are unable to resolve, the matter shall be settled by arbitration as follows:

The Party desiring arbitration shall nominate one arbitrator and shall notify the other Party of such nomination and the other Party shall within 30 days after receiving such notice nominate one arbitrator and the two arbitrators shall select a third arbitrator to act jointly with them.  If the said arbitrators are unable to agree upon the selection of such third arbitrator, the third arbitrator shall be designated by a Justice of the Supreme Court of British Columbia.  If the Party receiving the notice of nomination of an arbitrator, does not nominate an arbitrator within 30 days of receiving such notice, then the arbitrator nominated by the Party desiring arbitration may proceed alone to determine the dispute.  Any decision reached pursuant to this section 20 shall be final and binding upon the Parties.  Insofar as they do not conflict with the provisions hereof, the provisions of the Arbitration Act (Alberta) as amended from time to time shall be applicable.

21.               Notices

21.1               All notices, payments and other required communications and deliveries to the Parties will be in writing and will be addressed to the Parties at the address and fax number appearing on the first page of this Agreement or at such other address as the Parties may specify from time to time.

Notices must be delivered, sent by telecopier or mailed by pre-paid post and addressed to the Party to which notice is to be given.  If notice is sent by telecopier or is delivered, it will be deemed to have been given and received at the time of transmission or delivery, if transmitted or delivered during regular business hours, or the next business day, if not transmitted or delivered during normal business hours.  If notice is mailed, it will be deemed to have been received ten business days following the date of the mailing of the notice.  If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telecopier or will be delivered.

21.2               Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

2.               Good Faith

22.1               Each Party shall at all times during the currency of this Agreement and after the termination of the Option, act in good faith with respect to the other Party and shall do or cause to be done all things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

23.               Entire Agreement

23.1               This Agreement constitutes the entire agreement between Thunder and Source and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

24.               Expenses

24.1               Each of the parties will bear their own respective costs and expenses incurred in connection with this Agreement, and specifically Source will be responsible for the costs of its due diligence.

25.               Consent or Waiver

25.1               No consent or waiver, express or implied, by either Party hereto in respect of any breach or default by the other Party in the performance by such other Party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

26.               Further Assurances

26.1               The Parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in and to the Property.

27.               Severability

27.1               If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

28.               Enurement

28.1               This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

29.               Amendments

29.1               This Agreement may only be amended in writing with the mutual consent of both Parties.

30.               Time

30.1               Time will be the essence of this Agreement and will be calculated in accordance with the Interpretation Act (Alberta).

31.               Counterparts

31.1               This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if the Parties hereto had signed the same document.  All counterparts will be construed together and constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

THUNDER BAY MINERALS INC.

per: /s/James Wheeler
               James Wheeler, President

SOURCE GOLD CORP.

per:/s/Harry Bydgnes
      Harry Bydgnes, Pres.

SCHEDULE “A”

DESCRIPTION OF THE PROPERTY

SCHEDULE “B"

JOINT VENTURE AGREEMENT

Source Gold Corp.
and
Thunder Bay Minerals Inc.

JOINT VENTURE AGREEMENT
regarding
Twin Falls Claims

TABLE OF CONTENTS

1.0	INTERPRETATION
2.0	FORMATION OF THE JOINT VENTURE
3.0	INTERESTS
4.0	MANAGEMENT COMMITTEE
5.0	OPERATOR
6.0	RIGHTS, DUTIES AND STATUS OF OPERATOR
7.0	EXPLORATION PROGRAMS
8.0	FEASIBILITY REPORT
9.0	PRODUCTION NOTICE
10.0	ELECTION TO CONTRIBUTE
11.0	OPERATOR’S FEE
12.0	MINE FINANCING
13.0	CONSTRUCTION
14.0	OPERATION OF THE MINE
15.0	PAYMENT OF MINE COSTS
16.0	DISTRIBUTION IN KIND
17.0	SURRENDER OF INTEREST
18.0	TERMINATION OF MINING OPERATIONS
19.0	THE PROPERTY
20.0	AREA OF COMMON INTEREST
21.0	INFORMATION AND DATA
22.0	LIABILITY OF THE OPERATOR
23.0	INSURANCE
24.0	RELATIONSHIP OF PARTIES
25.0	PARTITION
26.0	TAXATION
27.0	FORCE MAJEURE
28.0	NOTICE
29.0	WAIVER
30.0	AMENDMENTS
31.0	TERM
32.0	TIME OF ESSENCE
33.0	ASSIGNMENT ¾ RIGHT OF FIRST REFUSAL
34.0	SUCCESSORS AND ASSIGNS
35.0	GOVERNING LAW

SCHEDULES:

Schedule A                         Accounting Procedure
Schedule B                         Description of Subject Mineral Claims Twin Falls

THIS AGREEMENT made the __________ day of _____________, ________

BETWEEN:

Thunder Bay Minerals Inc. a company duly incorporated under the laws of the Province of Alberta and having its head office in BC at 1250, 639 – 5th Ave. SW, Calgary, AB T2P 0M9

(“Thunder ”)

AND:

Source Gold Corp., a company incorporated pursuant to the laws of Nevada with an office at Suite 100 – 11245 Valley Ridge Drive, Calgary, Alberta, T3B 5V4.

(“Source”)

1.0	INTERPRETATION

1.1                      In this Agreement the following words, phrases and expressions shall have the following meanings:

“Accounting Procedure” means the procedure attached to this Agreement as Schedule A.

“Affiliate” shall have the meaning attributed to it in the Alberta Business Corporations Act, as amended.

“Assets” means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment but excluding the Property, acquired for or made to the Property under this Agreement in connection with the Mining Operations.

“Completion Date” means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

“Construction” means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and Production Notice related thereto, as approved by the Management Committee.

“Construction Period” means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

“Costs” means, except as to Prior Exploration Costs, all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established.  Without limiting generality, the following categories of Costs shall have the following meanings:

(a)	“Construction Costs” means those Costs recorded by the Operator during the Construction Period, including, without limiting generality, the Operator’s fee contemplated in Section 11.0;

(b)	“Exploration Costs” means those Costs recorded by the Operator during the Exploration Period, including, without limiting generality, the Operator’s fee contemplated in Section 11.0;

(c)	“Mine Costs” means Construction Costs and Operating Costs;

(d)	“Operating Costs” means those Costs recorded by the Operator subsequent to the Completion Date, including, without limiting generality, the Operator’s fee contemplated in Section 11.0; and

(e)	“Prior Exploration Costs” means the deemed Expenditures of the parties under Section 7.9.

“Exploration Period” means the period beginning on the Operative Date and ending on the date that a Production Notice is given and Construction Costs are fully committed.

“Feasibility Report” means a detailed report, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing and if necessary, in accordance with applicable securities regulatory policies and stock exchange rules, showing the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(a)	a description of that part of the Property to be covered by the proposed Mine;

(b)	the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

(c)	the proposed procedure for development, mining and production;

(d)	results of ore amenability treatment tests (if any);

(e)
the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f)
the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(g)	all environmental impact studies and costs of implementation;

(h)	the period in which it is proposed that the Property shall be brought to commercial production; and

(i)
such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

“Interest” means an undivided beneficial percentage interest in the Property, the Assets and any Mine, calculated, during the Exploration Period, according to Section 7.0 and subsequent to the Exploration Period according to Section 10.0.

“Joint Operation” shall have the meaning attributed to it in Section 2.1.

“Management Committee” means the committee established pursuant to Section 4.0.

“Mine” means the workings established and Assets acquired, including, without limiting generality, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into commercial production in accordance with the Production Notice.

“Minerals” means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and nonmetallic, in, on or under the Property which may lawfully be explored for, mined and sold.

“Mining Operations” means every kind of work done by the Operator:

(a)	on or in respect of the Property in accordance with a Program or Production Notice or Operating Plan; or

(b)
if not provided for in a Program or Production Notice or Operating Plan, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

“Operating Plan” means the annual plan of Mining Operations submitted pursuant to Section 14.2.

“Operative Date” means the date upon which this Agreement becomes effective.

“Operator” means the party appointed as the Operator in accordance with Section 5.0.

“Participant” means a party that is contributing to Exploration Costs or Mine Costs, as the case may be.

“Party” or “Parties” means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

“Prime Rate” means the rate of interest stated by the Royal Bank, Main Branch, Calgary, Alberta, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.

“Production Notice” means a notice which is given to each of the parties pursuant to Section 9.2.

“Program” means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to Section 7.2.

“Property” means the mineral properties that become subject to this Agreement on the Operative Date, which shall include the properties set forth in Schedule 'B' to this Agreement and any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

“Proportionate Share” means that share which is equal to a party’s percentage Interest.

“Simple Majority” means a decision made by the Management Committee by more than 50% of the votes represented and entitled to be cast at a meeting thereof.

“Special Majority” means a decision made by the Management Committee by more than 75% of the votes represented and entitled to be cast at a meeting thereof.

“$” means Canadian Dollars.

1.2                      The words “Section”, “herein” and “hereunder” refer to this Agreement.  The words “this Agreement” includes every Schedule attached hereto.

1.3                      The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.0	FORMATION OF THE JOINT VENTURE

2.1                      The parties hereby agree to associate and participate in a joint operation (herein called the “Joint Operation”) for the purpose of exploring the Property and, if deemed warranted, bringing the Property or a portion thereof into commercial production by establishing and operating a Mine.

2.2                      Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Operation, without consulting any other party.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture or operation of any party and no party shall have any obligation to another party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement.  Unless otherwise agreed in writing, no party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other party’s share of Minerals in any facility owned or controlled by such party.

3.0	INTERESTS

3.1                      Except as otherwise provided herein, the parties shall bear all Costs and all liabilities arising under this Agreement and shall participate in this joint venture, the Assets and any Mine all in proportion to their respective Interests.

3.2                      On the Operative Date the respective Interests of the parties shall be as follows:

Thunder                             50%
Source                                50%

4.0	MANAGEMENT COMMITTEE

4.1                      A Management Committee shall be established on or forthwith after the Operative Date.  Except as herein otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

4.2                      Each of Source and CPI shall forthwith appoint TWO representatives and one alternate representative to the Management Committee.  An alternate representative may act for a party’s representative in his absence.

4.3                      The Operator shall call a Management Committee meeting at least once every 12 months and, in any event within 14 days of being requested to do so by any representative.

4.4                      The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting to all representatives and the Observer at least seven days before the time appointed for the meeting.  Unless otherwise agreed to by the Management Committee, all meetings of the Management Committee shall be held in Calgary, Alberta.  Each agenda for a meeting shall include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

4.5                      Notice of a meeting shall not be required if representatives of all of the parties are present and unanimously agree upon the agenda.

4.6                      A quorum for any Management Committee meeting shall be present if a representative of each of the parties holding an Interest is present in person or by teleconference.  If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder.  The Management Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting.  If a quorum is not present within 30 minutes following the time appointed for the commencement of the Management Committee meeting, the meeting shall be automatically re-scheduled for the same time of day and at the same place five business days later, and the Operator shall be under no obligation to give any party notice thereof.  A quorum shall be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least one representative is present, and a party or parties holding not less than 25% in Interest is or are represented.  A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.7                      The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party’s Interest percentage.  Other than as is expressly set out herein to the contrary, the Management Committee shall make decisions by Simple Majority.  In the event of a tied vote, the chairman shall have a casting vote in addition to the votes to which the chairman is entitled to cast as the representative of a party.

4.8                      The representative and alternate representative of the Operator shall be the chairman and secretary, respectively, of the Management Committee meeting.

4.9                      The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies thereof to each representative and to the Observer within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting of the Management Committee.

4.10                      The Management Committee may make decisions by obtaining the consent in writing of the representatives of all parties.  Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11                      Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12                      Each party shall bear the expenses incurred by its representative and alternate representative in attending meetings of the Management Committee.

4.13                      The Management Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

4.14                      Reference in this Section to the “parties” shall apply during the Exploration Period.  After the date of a Production Notice this Section shall be read as if the word “Participant” appeared wherever the word “party” appears.

5.0	OPERATOR

5.1                      Thunder  shall act as Operator for so long as its Interest is 50% or more.  If Thunder ’s Interest is less than 50%, the Management Committee shall select a party, if it so consents, to be the Operator.

5.2                      The party acting as Operator may resign as Operator on at least 90 days’ notice to all the parties.

5.3                      The Management Committee may, by Special Majority, remove the party acting as Operator, effective the date designated by the Management Committee if:

(a)
that party makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b)	a court order is entered without that party’s consent:

(i)	appointing a receiver or trustee for all or substantially all of its property; or

(ii)	approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or

(c)	the Operator is in default under this Agreement and fails to cure such default, or to commence bona fide curative measures, within 30 days of receiving notice of the default from a non-Operator;

(d)	the Operator fails to meet any of its obligations pursuant to Section 6.4; or

5.4                      If a party resigns or is removed as Operator, the Management Committee (the representative of the former Operator being entitled to vote on the resolution) shall thereupon select another party to become the Operator effective the date established by the Management Committee.

5.5                      The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement.  The new Operator shall have no obligation to hire any employees of the former Operator resulting from this change of Operator.

5.6                      Upon ceasing to be Operator, the former Operator shall forthwith deliver to the new Operator custody of all Assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

5.7                      If the Operator resigns or is removed and no other party consents to act as Operator, the Joint Operation shall be terminated and the party which was the Operator may, if it consents to act, continue to act as Operator to effect the termination and the other parties shall be obligated to fund their respective Proportionate Shares of the Costs incurred.

6.0	RIGHTS, DUTIES AND STATUS OF OPERATOR

6.1                      The Operator in its operations hereunder shall be deemed to be an independent contractor.  The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on behalf of any of the parties unless specifically permitted by this Agreement or directed in writing by a party.

6.2                      Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

6.3                      The Operator shall manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports and Production Notices, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith shall, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee so soon thereafter as is reasonably possible.

6.4                      The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Costs required for that purpose.  In so doing the Operator shall:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)	pay all Costs properly incurred promptly as and when due;

(c)
keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder’s or mechanic’s liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d)
with the approval of the Management Committee, prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e)
subject to Section 20.6, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f)
maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, shall govern if the Operator’s accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(g)
perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, Territorial and municipal laws, bylaws, ordinances, rules and regulations and this Agreement;

(h)	prepare and deliver the reports provided for in Section 21.2; and

(i)	have such additional duties and obligations as the Management Committee may from time to time determine.

7.0	EXPLORATION PROGRAMS

7.1                      The Operator shall prepare draft Programs for consideration by the Management Committee.  Unless otherwise agreed to by a Special Majority, each Program shall cover a calendar year.  The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Exploration Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to each Participant by no later than 60 days prior to the period to which the draft Program relates.  Each draft Program shall be accompanied by such reports and data as are reasonably necessary for each party to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.  During the first year of this program expenditures for exploration by this Joint Venture will be planned on a more short-term basis rather than annual.  Certain expenditures will be required to be made with dispatch in order to ensure that the mineral claims are maintained.  Accordingly, parties acknowledge and agree to short notice periods of 30 days for notice and including advance of funds in the time immediately subsequent to the commencement of this Joint Venture.

7.2                      The Management Committee shall review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Management Committee deems necessary.  The Operator shall be entitled to an allowance for a Cost overrun of 20% in addition to any budgeted Exploration Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.3                      The Operator shall forthwith submit the adopted Program to the parties.  Each party may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Exploration Costs for that Program.  A party which fails to give that notice within the 30-day period shall be deemed to have elected not to contribute to that Program.

7.4                      If any party elected not to contribute to a Program, the amounts to be contributed by the parties who elected to contribute shall be increased pro rata, subject to the right of any of them to elect, prior to the commencement of the Program, not to contribute more than its Proportionate Share.  If one or more party so elects to contribute no more than its Proportionate Share and the other parties do not elect to contribute pro rata to the resulting shortfall, the Operator shall in good faith revise the Program and Budget such that the technical objectives of the original Program are retained to the extent that is reasonably practicable given the reduced contributions to Costs.  The Operator shall, within 15 days following the end of the 30-day period set out in Section 7.3, deliver to each party a copy of the said revised Program which, if the budget contemplates Costs of at least 80% of those contemplated in the original adopted Program, shall then be deemed for all purposes under this Agreement to be the adopted Program.  If the budget for the revised Program contemplates Costs of less than 80% of those contemplated in the original adopted Program, the revised Program shall be re-submitted to the Management Committee as a draft Program pursuant to Section 7.1, and the procedure set out in Sections 7.1 to 7.4 inclusive shall be repeated.

7.5                      The Operator shall be entitled to invoice each Participant:

(a)	no more frequently than monthly, for its Proportionate Share of Exploration Costs incurred and paid by the Operator in carrying out a Program; or

(b)
not more than 60 days in advance of requirements, for an advance of that Participant’s Proportionate Share of Exploration Costs estimated to be incurred and paid by the Operator in carrying out a Program.

Each invoice shall be signed by a financial officer of the Operator.  Each Participant shall pay to the Operator the amount invoiced within 30 days of receipt of the invoice.  If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.6                      If any Participant, after having committed to contribute pursuant to Section 7.3, fails to pay an invoice within the 30-day period referred to in Section 7.5, the Operator may by notice demand payment.  If no payment is made within the period of 30 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall be deemed to have elected not to contribute to each Program subsequently conducted and to any Production Notice, and accordingly, shall have its Interest reduced in the manner contemplated in Sections 7.9 and 10.2(b).

7.7                      The Operator shall expend all monies advanced by a Participant ratably with the advances of the other Participants.  If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant’s Proportionate Share of Exploration Costs incurred prior to the suspension or premature termination shall be refunded within 60 days of the suspension or premature termination.  Unless approved unanimously by the Management Committee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 120% of any budgeted Exploration Costs.

7.8                      Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.  If any Program is altered, suspended or terminated prematurely so that the Exploration Costs incurred on that Program as altered, suspended or terminated are less than 80% of the Exploration Costs set out in the adopted Program, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Exploration Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, but shall not be entitled to review the results of the Program until it has made full payment. If payment is not made by that party within the 30 days aforesaid it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.  If payment is made by that party within the 30 days as aforesaid, the Operator shall distribute the payment to the original Participants pro rata according to their respective contributions to the Program, and shall deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program

7.9                      If a party elected not to contribute to the Exploration Costs of any Program the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its Proportionate Share of the Exploration Costs shall be increased so that at all times during the Exploration Period the Interest of each party will be that percentage which is equivalent to its Exploration Costs expressed as a percentage of the Exploration Costs of all parties.  Notwithstanding the foregoing but subject to Section 7.10 hereof, the party whose Interest has been reduced (other than a party who has forfeited the right to contribute pursuant to Section 7.6) shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest.  On the Operative Date, the parties’ respective Interests and Prior Exploration Costs shall be deemed to be as follows:

	Prior Exploration Costs	Interest
Thunder	$1,000,000	50%
Source	$1,000,000	50%

7.10                      If the effect of the application of Section 7.9 is to reduce the Interest of any party to less than 1%, such party shall then be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, a cash payment of $25,000.00.  This payment shall be made within 60 days of it being due and so declared due by the Management Committee.

7.11                      If the Operator fails to submit a draft Program or a revised Program by the date set out in this Agreement, the following shall apply:

(a)	the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;

(b)
any Participant other than the Operator whose Interest is not less than 20% may, within 15 days following the date by which the Operator’s draft Program or revised Program was due, submit a draft Program (the “Non-Operator’s Program”) for the subject period for consideration by the Management Committee;

(c)
the Management Committee shall review the Non-Operator’s Program and, if it deems fit (the Operator being entitled to vote with respect thereto), adopt the Non-Operator’s Program with such modifications, if any, as the Management Committee deems necessary; the adopted Program shall then be submitted to the parties pursuant to Section 7.3;

(d)	if the Operator is a party and elects to contribute to the Non-Operator’s Program, it shall remain as the Operator for the duration of the Non-Operator’s Program;

(e)
if the Operator is a party and elects not to contribute to the Non-Operator’s Program, it shall cease to be the Operator for the duration of the Non-Operator’s Program, and the Management Committee shall appoint another party as Operator (the former Operator being entitled to vote with respect thereto);

(f)	following the completion of the Non-Operator’s Program the former Operator shall, subject to the provisions of Section 5.1, automatically become the Operator.

8.0	FEASIBILITY REPORT

8.1                      Except as provided in Section 8.2, a Feasibility Report shall only be prepared with the approval of the Management Committee.  The Operator shall provide copies of the completed Feasibility Report to each of the parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from the immediately preceding Program and not contained in the Feasibility Report.

8.2                      Notwithstanding the provisions of Section 8.1, if a party (the “Proponent”) is of the view that a Feasibility Report should be prepared, such party shall give notice thereof to the Operator and the Operator shall call a Management Committee meeting to consider the matter.  If the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may, either alone or with other parties, at its or their sole cost, prepare a Feasibility Report.  If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent shall deliver the Feasibility Report to the Operator who shall then call a Management Committee meeting to consider the Proponent’s Feasibility Report.  If the Management Committee adopts the Feasibility Report, the non-contributing parties may either pay the Proponent an amount equal to 150% of their respective proportionate costs of the preparation of the Feasibility Report, or shall suffer reduction of their respective Interests pursuant to Section 7.9.  Upon the adoption by the Management Committee of the Proponent’s Feasibility Report, it shall become a Feasibility Report for all purposes hereunder.

8.3                      The parties shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity with the Feasibility Report is feasible or desirable.

9.0	PRODUCTION NOTICE

9.1                      The Operator shall call a Management Committee meeting to consider the Feasibility Report for a date no sooner than three months and no later than six months after the Feasibility Report was provided to each of the parties.

9.2                      The Management Committee shall consider the Feasibility Report prepared and may approve the Feasibility Report, with such modifications, if any, as it considers necessary or desirable, together with an estimate of Construction Costs.  If a Feasibility Report is approved as aforesaid the Management Committee shall forthwith cause a Production Notice to be given to each of the parties by the Operator stating that the Management Committee has approved that a Mine be established and brought into production in conformity with the Feasibility Report and estimated Construction Costs as so approved.

10.0	ELECTION TO CONTRIBUTE

10.1                      Each party with an Interest may, within 60 days of the receipt of the Production Notice, give the Operator notice committing to contribute its Proportionate Share of Construction Costs.  A party which fails to give that notice within the 60-day period shall be deemed to have elected not to contribute to Construction Costs.

10.2                      If any party elects not to contribute to Construction Costs that party, subject to its rights under Section 10.4, shall forfeit the right to contribute to any further Costs under this Agreement, and those parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to Construction Costs, if more than one party then in proportion to their respective Interests, by the amount which any party has declined to contribute.  If elections are made so that Construction Costs are fully committed:

(a)
the Interest of each Participant shall be increased and that of each non-Participant shall be decreased as Costs are incurred so that the Interest of each party at all times is that percentage which is equivalent to:

(i)	the sum of its Exploration Costs, its Prior Exploration Costs and its contribution to Construction Costs;
divided by:

(ii)	the sum of the total Exploration Costs, total Prior Exploration Costs and the total Construction Costs of all the parties;
multiplied by:

(iii)	100;

(b)
then, at the Completion Date, each non-Participant shall be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, the sum of $25,000.

(d)
notwithstanding the provisions of Sections 10.2(b) and (c), if the effect of the application of Section 10.2(a) reduces any party’s Interest to less than 0.5% it shall forfeit its Interest to the Participants, if more than one then in proportion to their respective Interests, and that party shall have no further right or interest under this Agreement.

10.3                      If, after the operation of Section 10.2, Construction Costs are not fully committed, the Production Notice shall be deemed to be withdrawn, and shall not be resubmitted, either in the same or a revised form, for a period of at least six months following such withdrawal.

10.4                      If, after the operation of Section 10.2, Construction Costs are fully committed, the Participants shall diligently proceed with bringing a Mine into production in substantial conformity with the Feasibility Report.  If the Participants fail to commence the implementation of the Feasibility Report within 12 months of Construction Costs being fully committed, for reasons other than general economic conditions in the mining industry, any party which forfeited the right to contribute to Construction Costs pursuant to Section 10.2 shall have the right, exercisable in the 30 days following the expiration of such 12-month period, to reacquire from the Participants not less than all of its Interest as last held, by paying its Proportionate Share of Construction Costs incurred to the end of such 12-month period (together with interest at the Prime Rate plus 3%) to the Participants in proportion to their respective Interests.

10.5                      During the 12-month period referred to in Section 10.4, neither the Operator nor any Participant shall be obliged to provide any non-Participant with the results of any work carried out on the Property, the Participants’ sole obligation during such period being to provide any non-Participant, on the written request of such non-Participant made only once during the said 12 months, with a summary of the nature of the work carried out and the total Costs thereof.

11.0	OPERATOR’S FEE

11.1                      The Operator may charge the following sums in return for its head office overhead functions which are not charged directly:

(a)	with respect to Programs:

(i)	2% for each individual contract which expressly includes an overhead charge by the party contracted;

(ii)	5% for each individual contract which exceeds $50,000 and is not subject to Section 11.1(a)(i) hereof; or

(iii)	10% of all other Costs not included in Sections 11.1(a)(i) and 11.1(a)(ii);

(b)	with respect to Construction: 1% of all other such Costs; and

(c)	subsequent to the Completion Date: 3.5% of all Operating Costs.

12.0	MINE FINANCING

12.1                      The contributions of the Participants toward the Mine Costs shall be individually and separately provided by them.

12.2                      Any party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this Section called the “Chargee”) shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement.  The Agreement between the party hereto, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this Section.

13.0	CONSTRUCTION

13.1                      Subject to Sections 10.2 and 10.3, the Management Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given.  Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee, by Special Majority, deems necessary and advisable.

14.0	OPERATION OF THE MINE

14.1                      Commencing on the Completion Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year.

14.2                      With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year shall be submitted by the Operator to the Participants not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates.  Each Operating Plan shall contain the following:

(a)	a description of the proposed Mining Operations;

(b)	a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)	an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d)	such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant, the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.3                      The Management Committee shall adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Management Committee, by Special Majority, may from time to time and any time amend any Operating Plan.

14.4                      The Operator shall include in the estimate of Mine Costs referred to in Section 14.2(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended.  Such continuing obligations are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Operation which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts.  The payment of such continuing obligations shall be made on the basis of units of production, and shall be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring.  The Participants shall contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee).  The amount contributed from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

15.0	PAYMENT OF MINE COSTS

15.1                      The Operator may invoice each Participant, from time to time, for that Participant’s Proportionate Share of Construction Costs or Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant’s Proportionate Share of the estimated cash disbursements to be made during the month.  Each Participant shall pay its Proportionate Share of the Construction Costs or Operating Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice.  If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 3% until paid.  The Operator shall have a lien on each Participant’s Interest in order to secure that payment or advance together with interest which has accrued thereon.

15.2                      If any Participant fails to pay an invoice contemplated in Section 15.1 within the 30-day period aforesaid, the Operator may, by notice, demand payment.  If no payment is made within 30 days of the Operator’s demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by Section 15.1 by taking possession of all or any part of that Participant’s Interest.  The Operator may sell and dispose of the Interest which it has so taken into its possession by:

(a)
first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b)
if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in Section 15.2(b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the parties, in form acceptable to the Operator.  The proceeds of the sale shall be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the defaulting Participant after deducting reasonable costs of the sale.  Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

16.0	DISTRIBUTION IN KIND

16.1                      It is expressly intended that, upon implementation of any Production Notice hereunder, the association of the parties hereto shall be limited to the efficient production of Minerals from the Property and related activities, and that each of the parties shall be entitled to use, dispose of or otherwise deal with its Proportionate Share of Minerals as it sees fit.  Each Participant shall take in kind, f.o.b. truck or railcar on the Property, and separately dispose of its Proportionate Share of the Minerals produced from the Mine.  From the time of delivery, each Participant shall have ownership of and title to its Proportionate Share of Minerals separate from, and not as tenant in common with, the other Participants, and shall bear all risk of loss of Minerals.  Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions shall be paid by each Participant directly and not through the Operator or Management Committee.

16.2                      Each Participant shall construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate the same are produced.

16.3                      If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator shall, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant.  The Operator and the other parties shall be under no responsibility with respect thereto.  All of the Costs involved in arranging and providing storage shall be billed directly to, and be the sole responsibility of the Participant whose share of production is so stored.  The Operator’s charges for such assistance and any other related matters shall be billed directly to and be the sole responsibility of the Participant.  All such billings shall be subject to the provisions of Sections 15.1 and 15.2 hereof.

17.0	SURRENDER OF INTEREST

17.1                      Any party not in default hereunder may, at any time upon notice, surrender its entire Interest to the other parties by giving those parties notice of surrender.  The notice of surrender shall:

(a)	indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)	contain an undertaking that the surrendering party will:

(i)	satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)
if the Operator has not included in Mine Costs the costs of continuing obligations as set out in Section 14.4 hereof, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering party’s then Interest, of the Costs of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

(iii)	will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

17.2                      Upon the surrender of its entire Interest as contemplated in Section 17.1 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands hereunder, the surrendering party shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.3                      A party to whom a notice of surrender has been given as contemplated in Section 17.1 may elect, by notice within 90 days to the party which first gave the notice to accept the surrender, in which case Sections 17.1 and 17.2 shall apply, or to join in the surrender.  If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with Section 18.0.

18.0	TERMINATION OF MINING OPERATIONS

18.1                      The Operator may, at any time subsequent to the Completion Date, on at least 30 days’ notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended.  The Operator’s recommendation shall include a plan and budget (in this Section 18.0 called the “Mine Maintenance Plan”), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred.  The Management Committee may, by Special Majority, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator’s recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary.  The Participants shall be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan.  The Management Committee, by Special Majority, may cause Mining Operations to be resumed at any time.

18.2                      The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days’ notice to all Participants, or in the events described in Section 18.1, recommend that the Management Committee approve the permanent termination of Mining Operations.  The Operator’s recommendation shall include a plan and budget (in this Section 18.0 called the “Mine Closure Plan”), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Property, as required by applicable law, regulation or contract by reason of this Agreement.  The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator’s recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

18.3                      If the Management Committee approves the Operator’s recommendation as aforesaid, it shall cause the Operator to:

(a)	implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

(b)
remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)	sell, abandon or otherwise dispose of the Assets and the Property.

The disposal price for the Assets and the Property shall be the best price reasonably obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

18.4                      If the Management Committee does not approve the Operator’s recommendation contemplated in Section 18.2, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to Section 18.1.

19.0	THE PROPERTY

19.1                      Title to the Property shall be held in the name of Source solely.  Source holds this title in trust for the parties in proportion to their respective Interests as adjusted from time to time.  Each of the parties shall have the right to receive, forthwith upon making demand therefore from the Operator, such documents as it may reasonably require confirming its Interest.

19.2                      This Agreement, or a memorandum of this Agreement, shall be maintained by each party but shall not be recorded in the office of any governmental agency until such time as an operating mine is proposed under an agreed feasibility plan.  Each party hereby covenants and agrees with any requesting party to execute such documents as may be necessary confirm current Interest from time to time.

20.0	AREA OF COMMON INTEREST

20.1                      The area of common interest shall be deemed to comprise that area which is included within the outermost boundary of the mineral properties which constitute the Property as at the Operative Date.

20.2                      If at any time during the subsistence of this Agreement any party or the Affiliate of any party (in this Section only called in each case the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in Section 20.1, the Acquiring Party shall forthwith give notice to the other parties of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

20.3                      The Management Committee (the representative of the Acquiring Party being entitled to vote with respect thereto) may, within 30 days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

20.4                      If the election aforesaid is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of acquisition which is equivalent to their respective Interests.

20.5                      If the Management Committee does not make the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

20.6                      Notwithstanding Section 6.4(e), the Operator shall be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, and giving 60 days’ notice of its intention to do so to the other parties.  In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, pro rata in accordance with their respective Interests, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator’s possession and relevant thereto.  Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to Section 20.2.  Any part of the Property which has not been so acquired by any of the parties shall remain subject to Section 20.2.

21.0	INFORMATION AND DATA

21.1                      At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

21.2                      During the Exploration Period while Programs are being carried out, the Operator shall furnish the Participants with once every four months progress reports and with a final report within 60 days following the conclusion of each Program.  The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.  During the Construction Period and during the implementation of an Operating Plan the Operator shall provide monthly progress reports to the Participants, which report shall include information on any changes or developments affecting the Mine that the Operator considers are material.

21.3                      All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

21.4                      The text of any news releases or other public statements which a party intends to make with respect to the Property or this Agreement shall, to the extent practicable, be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

22.0	LIABILITY OF THE OPERATOR

22.1                      Subject to Section 22.2, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

22.2                      Notwithstanding Section 22.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

22.3                      An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction of, or with the concurrence of, the Management Committee; or

(b)	unilaterally and in good faith by the Operator to protect life or property,

shall be deemed not to be negligence or willful misconduct.

22.4                      The obligation of each party to indemnify and save the Operator harmless pursuant to Section 22.1 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.  For greater certainty, it is hereby acknowledged and agreed that the participation by a party as Operator shall not absolve such party from their proportionate indemnification and contribution contemplated under this Article 22.0.

22.5                      The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

23.0	INSURANCE

23.1                      Commencing on the Operative Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with such other insurance as any Participant may by notice reasonably request.  The Operator shall, upon the written request of any Participant, provide it with evidence of that insurance.

23.2                      Section 23.1 shall not preclude any party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.

24.0	RELATIONSHIP OF PARTIES

24.1                      The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

24.2                      Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any party any partnership duty, obligation or liability to any other party hereto.

24.3                      No party shall, except when required by this Agreement or by any law, bylaw, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property or this Agreement.

25.0	PARTITION

25.1                      Each of the parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no party shall seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

26.0	TAXATION

26.1                      All Costs incurred hereunder shall be for the account of the party or parties making or incurring the same, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

27.0	FORCE MAJEURE

27.1                      Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to Section 27.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

27.2                      Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof, and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.  The party claiming suspension of its obligations shall promptly notify the other parties when the cause of the Force Majeure has been removed.

27.3                      The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing pursuant to Sections 6.4(a) and 6.4(e).

28.0	NOTICE

28.1                      All invoices, notices, consents and demands under this Agreement shall be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for each party specified in this Agreement or to such addresses as each party may from time to time specify by notice.  Any notice delivered or sent by fax shall be deemed to have been given and received on the business day next following the date of delivery or transmission.  Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice shall be effective only if actually delivered.

29.0	WAIVER

29.1                      No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

30.0	AMENDMENTS

30.1                      This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing executed by that party.

31.0	TERM

31.1                      Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring a 100% Interest in the Joint Operation, this Agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property.  Termination of this Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

32.0	TIME OF ESSENCE

32.1                      Time is of the essence of this Agreement.

33.0	ASSIGNMENT — RIGHT OF FIRST REFUSAL

33.1                      If a party (hereinafter in this Section referred to as the “Owner”):

(a)
receives a bona fide offer from an independent third party (the “Proposed Purchaser”) dealing at arm’s length with the Owner to purchase all or any part all of the Owner’s Interest or its interest in this Agreement which offer the Owner desires to accept; or

(b)	if the Owner intends to sell all or any part of its Interest or its interest in this Agreement.

The Owner shall first offer (the “Offer”) such interest in writing to the other party upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Owner, as the case may be.  The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Owner, mean the person or persons to whom the Owner intends to offer its interest) and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner otherwise than in cash, the Offer shall include the Owner’s good faith estimate of the cash equivalent of the non-cash consideration.  If within a period of 60 days of the receipt of the Offer, the other party notifies the Owner in writing that it will accept the same, the Owner shall be bound to sell such interest to the other party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.  If the Offer so accepted by the other party contains the Owner’s good faith estimate of the cash equivalent consideration as aforesaid, and if the other party disagrees with the Owner’s best estimate, the other party shall so notify the Owner at the time of acceptance and the other party shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.  If the other party so notifies the Owner, the acceptance by the other party shall be effective and binding upon the Owner and the other party and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by the other party, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration.  The other party shall in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.  If the other party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the interest offered, the Owner may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this Section shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days.  Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the other party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

34.0	SUCCESSORS AND ASSIGNS

34.1                      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

35.0	GOVERNING LAW

35.1                      This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

THUNDER BAY MINERALS INC.

per/s/James Wheeler
     James Wheeler, President

SOURCE GOLD CORP.

per/s/Harry Bydgnes
     Harry Bydgnes, President

SCHEDULE A

ACCOUNTING PROCEDURE

1.0                      INTERPRETATION
1.1                      Terms defined in the Agreement shall, subject to any contrary intention, have the same meanings herein.  In this Schedule the following words, phrases and expressions shall have the following meanings:

“Agreement” means the Agreement to which this Accounting Procedure is attached as Schedule A.

“Count” means a physical inventory count.

“Employee” means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

“Employee Benefits” means the Operator’s cost of holiday, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator’s costs of established plans for employee’s group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator’s cost experience.

“Field Offices” means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

“Government Contributions” means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

“Joint Account” means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

“Material” means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly “Controllable Material” means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

“Personnel” means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

“Reasonable Expenses” means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator’s usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

“Supervision Offices” means the Operator’s offices or department within the Operator’s offices from which the Mining Operations are generally supervised.

2.0                      STATEMENTS AND BILLINGS
2.1                      The Operator shall, by invoice, charge each Participant with its Proportionate Share of Exploration Costs and Mine Costs in the manner provided in Sections 7.0 and 15.0 of the Agreement respectively.

2.2                      The Operator shall deliver, with each invoice rendered for Costs incurred a statement indicating:

(a)	all charges or credits to the Joint Account relating to Controllable Material; and

(b)	all other charges and credits to the Joint Account summarized by appropriate classification indicative of the nature of the charges and credits.

2.3                      The Operator shall deliver with each invoice for an advance of Costs a statement indicating:

(a)	the estimated Exploration Costs or, in the case of Mine Costs the estimated cash disbursements, to be made during the next succeeding month;

(b)
the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c)	the advances made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.

3.0                      DIRECT CHARGES
3.1                      The Operator shall charge the Joint Account with the following items:

(a)	Contractor’s Charges:

All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third parties.

(b)	Labour Charges:

(i)
The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii)	the Reasonable Expenses of the Employees; and

(iii)	Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

(c)	Office Maintenance:

(i)
The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Field Offices and the Supervision Offices.  The basis for charging the Joint Account for such maintenance costs shall be as follows:

(A)	the expense of maintaining and operating Field Offices, less any revenue therefrom; and

(B)	that portion of maintaining and operating the Supervision Offices which is equal to:

(1)	the anticipated total operating expenses of the Supervision Offices divided by:

(2)	the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;
multiplied by:

(3)	the actual total time spent on the Mining Operations by the Employee expressed in man days;

(ii)	without limiting generality, the anticipated total operating expenses of the Supervision Offices shall include:

(A)	the salaries and wages of the Operator’s Personnel which have been directly charged to the Supervision Offices;

(B)	the Reasonable Expense of the Personnel; and

(C)	Employee Benefits; and

(iii)
the Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in Section 3.1(c)(i)(B) of this Schedule A.

(d)	Material:

Material purchased or furnished by the Operator for use on the Property as provided under Section 4.0 of this Schedule A.

(e)	Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

(f)	Service Charges:

(i)
The cost of services and utilities procured from outside sources other than services covered by Section 3.1(h).  The cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

(ii)	use and service of equipment and facilities furnished by the Operator as provided in Section 4.4 of this Schedule A.

(g)	Damages and Losses to Joint Property:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause.  If the damage or loss is estimated by the Operator to exceed $10,000, the Operator shall furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered.  The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(h)	Legal Expense:

All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney’s fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator’s legal staff or the fees and expenses of outside solicitors.

(i)	Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

(j)	Insurance:

Net premiums paid for:

(i)	such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

(ii)	such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(k)	Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

(l)	Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m)	Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this Section 3.1 of this Schedule A as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

4.0                      PURCHASE OF MATERIAL
4.1                      Subject to Section 4.4 of this Schedule A the Operator shall purchase all Materials and procure all services required in the Mining Operations.

4.2                      Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.3                      Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.4                      Notwithstanding the foregoing provisions of this Section 4.0, the Operator, after having obtained the prior approval of the Management Committee, shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.0                      DISPOSAL OF MATERIAL
5.1                      The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

5.2                      Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.3                      Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property.  If the division to a Participant be in lieu, it shall be for such price and on such terms and conditions as the Management Committee may approve.

5.4                      The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

6.0                      INVENTORIES
6.1                      The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.2                      The Operator shall perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year.  The independent external auditor of the Operator shall be given reasonable notice of each Count, and shall be given the opportunity to attend the Count.

6.3                      Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account.  The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.0                      ADJUSTMENTS
7.1                      Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any calendar year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the calendar year to which the invoice or statement relates, unless within that 12-month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.2                      The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the calendar year to which the invoice or statement relates.

7.3                      Notwithstanding Sections 7.1 and 7.2 of this Schedule A, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 60 days of the completion of the Count.

7.4                      A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in Section 7.1 of this Schedule A has been prepared in accordance with this Agreement.

7.5                      The time for giving the audit opinion contemplated in Section 7.4 of this Schedule A shall not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in Section 7.1 of this Schedule A.

7.6                      The cost of the auditor’s opinion referred to in Section 7.4 of this Schedule A shall be solely for the account of the Participant requesting the auditor’s opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

7.7                      Upon not less than 10 business days’ notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant shall be entitled to inspect the Joint Account , at the location(s) where such records are normally kept.  All costs incurred in carrying out such inspection shall be borne by the Participant.  All disagreements or discrepancies identified by the Participant shall be referred to the independent external auditor for final resolution.

SCHEDULE B

Description of Subject Mineral Claims Twin Falls

SCHEDULE “C”

NET SMELTER RETURN ROYALTY